Exhibit 99.2

Newfield Exploration Discloses Three-Year Outlook; Driving Double-Digit Growth Within Expected Cash Flow From Operations (2018-20)

The Woodlands, Texas -  February 20, 2018 - Newfield Exploration Company (NYSE: NFX) today provided a detailed overview of the Company’s business plan, including annual guidance expectations for capital investments and key operating and financial metrics for 2018 - 20. In addition, quarterly specific guidance was provided for 2018. Additional information is provided through the @NFX publication, located on its website at www.newfield.com.

Newfield plans to host a conference call with analysts and investors at 10 a.m. CST, February 21.

“Newfield is in an excellent place today and our three-year outlook has been strategically crafted to maximize our returns and grow our cash flow from operations,” said Lee K. Boothby, Newfield Chairman, President and CEO. “Now that our Anadarko Basin assets are substantially held by production and we have a better understanding of infill well spacing and completion optimizations throughout the company, we are better able to construct a plan that delivers an improving growth outlook with strong returns. Our oil growth is being driven by the Anadarko and Williston basins. We have high levels of confidence in these areas and, at current commodity prices, expect the Company to generate free cash beginning in the second half of 2018 and well into the future.”

The key takeaways from our 2018 strategic plan and three-year plan (3YR Plan) are summarized below. Additional slides can be found in @NFX:

•                  Newfield expects 2018 domestic production will increase by 14 - 18% over 2017. Domestic oil production growth is expected to be 20 - 25% year-over-year. Importantly, the 3YR Plan is expected to deliver a compound annual growth rate (CAGR) in debt-adjusted production per share of 15 - 20% over the plan period.

•                  Internal rates of return (IRRs), on a pre-tax basis, in the Company’s 3YR plan are expected to average in excess of 50%, assuming a NYMEX WTI oil price of $55 per barrel and natural gas price of $2.85 per thousand cubic feet. With these price assumptions, the Company expects that its 2018 deficit to cash flow will be less than $100 million and neutrality will be achieved in the second half of the year. At current STRIP commodity prices (Feb. 19, 2018), forecasted operating cash flow is expected to be more than $1.2 billion. The 2018 capital program is estimated to be cash flow “breakeven” at an estimated NYMEX WTI oil price of approximately $58 per barrel, including the impact of in-place derivative contracts.

•                  Our 2018 capital investment budget is $1.3 billion, excluding about $120 million in capitalized interest and internal costs. Of the total, more than 85% is earmarked for drilling and completion (D&C) investments, with approximately 80% allocated to SCOOP and STACK. Substantially all of the remaining D&C investments will be allocated to the Rocky Mountains (Williston and Uinta basins). Modest levels of service cost inflation (predominately back half 2018-weighted) have been included in the outlook. Capital spending for 2018 is expected to be funded from cash flows from operations and cash on hand. For 2019 and 2020, Newfield expects to invest approximately $1.4 billion and $1.5 billion, respectively. For 2019-20, cumulative cash flow of approximately $3.3 billion (at $55 NYMEX WTI and $2.85 Mcf) is expected to more than offset combined capital investments of just under $3 billion.

•                  For 2018, Newfield expects to run 10-11 rigs in the Anadarko Basin, with activity heavily weighted to multi-well pad developments in SCOOP and STACK. With continuing gains in operational efficiencies in the Anadarko Basin, Newfield expects to place about 150 wells on line during 2018. Of the total wells, approximately 70% are expected to be drilled and completed in STACK. As the assets mature and investments migrate to development, investments in 2018 regional infrastructure and land are estimated to decrease about 25% year-over-year to approximately $85 million.

•                  The cornerstone of the Company’s multi-year growth outlook is the Anadarko Basin, which is expected to deliver a CAGR in production of 20 - 25% over the 3YR Plan. For 2018, growth in oil in the Anadarko Basin is estimated at 25 - 30%.

•                  In 2018, approximately $245 million is being allocated to ongoing drilling programs in the Rocky Mountains. In the Williston Basin, the Company intends to invest $130 million to drill 20 - 25 high-return oil wells. The Williston program is expected to generate $90 - $100 million of free cash flow in 2018 at current STRIP commodity prices. Following recent encouraging results from a 20-well joint venture program and subsequent drilling, Newfield plans to maintain a single-rig drilling program in the Central Basin region of the Uinta Basin to drill an additional 10 - 15 wells in 2018. The program is focused on HBP drilling as the Company secures the vast majority of its more than 225,000 net acres. For 2018, crude oil production from the Williston and Uinta basins is expected to grow 10% and 19% over the prior year, respectively.

•                  To mitigate commodity price risks, Newfield has added to its near-term derivatives positions. For 2018, a daily average of approximately 56,000 barrels of oil per day and approximately 237,500 mmbtu of natural gas per day has been hedged. Complete details can be found in @NFX.

•                  Throughout its 3YR Plan, Newfield’s net debt/EBITDA ratio is estimated to improve and average well within the Company’s previously stated target range of 1.5x - 2.5x. At year-end 2017, the ratio was 2.0x.

•                  No additional capital is planned for investment in the Pearl field offshore China. Production from the field was restored in early 2018 and a lifting of approximately 250,000 net barrels is expected in the first quarter. Daily net production is expected to average approximately 3,000 - 5,000 BOEPD in 2018.

•                  Newfield will amend its annual incentive pay metrics to include debt-adjusted production growth and cash flow per share metrics, a cash on cash return metric for 2018 and a heightened focus on corporate responsibility. Additional details can be found in @NFX.

2018e Production, Cost and Expense Guidance

	2017 ACTUAL	2018 ESTIMATES
DOMESTIC GUIDANCE
PRODUCTION
Oil (mbopd)	61.2	74
NGL (mbopd)	31.7	35
Gas (mmcfpd)	356.5	408
Total (mboepd)	152.2	170 - 183
EXPENSES ($/BOE)
LOE	$3.47	$3.43
Transportation(1)	$5.40	$5.09
Production & other taxes	3.8%	4.2%
General & administrative, net	$3.49	$3.44
Interest expense, net	$1.62	$1.42
CAPEX ($MM)
Drilling & Completion	$992	$1,160
Other	$161	$140
Total CAPEX(2)	$1,153	$1,300
CHINA GUIDANCE
PRODUCTION
Oil (mbopd)(3)	4.7	3 - 5

(1) 2017A Transportation fee include $52 million and $29 million of firm gas transportation in the Arkoma Basin and shortfall fees in the Uinta Basin, respectively. 2018E transportation fees include $38 million and $20 million of firm gas transportation in the Arkoma Basin and shortfall fees in the Uinta Basin, respectively.

(2) 2017A and 2018E exclude ~$120 million and ~$100 million of capitalized interest and direct internal cost, respectively.

(3) 2017A China volumes include impact of Bohai Bay divestiture.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. Our U.S. operations are onshore and focus primarily on large scale, liquids-rich resource plays in the Anadarko and Arkoma basins of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. In addition, we have oil producing assets offshore China.

**This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “forecast,” “outlook,” “could,” “budget,” “objectives,” “strategy,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “guidance,” “potential” or other similar expressions are intended to identify forward-looking statements. Other than historical facts included in this release, all information and statements, including but not limited to information regarding planned capital expenditures, estimated reserves, estimated production targets, estimated pre-tax wellhead rates of return, estimated future operating costs and other expenses and other financial measures, estimated future tax rates, drilling and development plans, the timing of production, and other plans and objectives for future operations, are forward-looking statements.  Although, as of the date of this release, Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks and no assurance can be given that such expectations will prove to have been correct.

Actual results may vary significantly from those anticipated due to many factors, including but not limited to commodity prices and our ability to hedge commodity prices, drilling results, accessibility to economic transportation modes and processing facilities, our liquidity and the availability of capital resources, operating risks, failures and hazards, industry conditions, governmental regulations in the areas we operate in, including water regulations, financial counterparty risks, the prices of goods and services, the availability of drilling rigs and other support services, our ability to monetize assets and repay or refinance our existing indebtedness, labor conditions, severe weather conditions, new regulations or changes in tax or environmental legislation, environmental liabilities not covered by indemnity or insurance, legislation or regulatory initiatives intended to address seismic activity or induced seismicity, and other operating risks.

Please see Newfield’s 2017 Annual Report on Form 10-K and other subsequent public filings, all filed with the U.S. Securities and Exchange Commission (SEC), for a discussion of other factors that may cause actual results to vary. Unpredictable or unknown factors not discussed in this press release or in Newfield’s SEC filings could also have material adverse effects on Newfield’s actual results as compared to its anticipated results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: IR@newfield.com